         As filed with the Securities and Exchange Commission on January 2, 2001
                                                     Registration No. 333-______

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                    ----------------------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                    ----------------------------------------
                             NETSCOUT SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)
                          -----------------------------

             DELAWARE                                    04-2837575
    (State or other jurisdiction                       (I.R.S. Employer
  of incorporation or organization)                  Identification Number)

                             4 TECHNOLOGY PARK DRIVE
                               WESTFORD, MA 01886
                                 (978) 614-4000
                        (Address, including zip code, and
                    telephone number, including area code, of
                    Registrant's principal executive offices)

                    ----------------------------------------

             ANIL K. SINGHAL, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             NETSCOUT SYSTEMS, INC.
                             4 TECHNOLOGY PARK DRIVE
                               WESTFORD, MA 01886
                                 (978) 614-4000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                    ----------------------------------------

       Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              JOHN A. MELTAUS, ESQ.
                              MIGUEL J. VEGA, ESQ.
                         Testa, Hurwitz & Thibeault, LLP
                                 125 High Street
                           Boston, Massachusetts 02110
                                 (617) 248-7000

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following. / /


                    ----------------------------------------
                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                                   Proposed Maximum       Proposed Maximum
         Title of Each Class of                Amount to be       Offering Price Per     Aggregate Offering         Amount of
      Securities to be Registered               Registered             Share (1)              Price (1)        Registration Fee (1)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per share        2,095,439          $ 9.875                $ 20,692,460.13       $ 5,173.12
===================================================================================================================================

       (1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee, based upon the average of the high and low prices per share as reported on the Nasdaq National Market on December 29, 2000.

       ---------------------------

       NETSCOUT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL NETSCOUT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities.

PROSPECTUS

                  SUBJECT TO COMPLETION, DATED JANUARY 2, 2001

                             NETSCOUT SYSTEMS, INC.

                                2,095,439 SHARES

                                  COMMON STOCK

       This Prospectus relates to the resale of up to an aggregate of 2,095,439 shares of our common stock issued to the stockholders of NextPoint Networks, Inc. in connection with our acquisition of NextPoint. None of the proceeds from the resale of the shares will be received by us. The selling stockholders may sell the shares at market prices prevailing at the time of the sale or at prices otherwise negotiated.

       THE COMMON STOCK OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 6.

       Our common stock is traded on the Nasdaq National Market under the symbol "NTCT."

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any contrary representation is a criminal offense.


            The date of this prospectus is ___________________, 2001.

                                TABLE OF CONTENTS

                                                                                                      PAGE
                                                                                                      ----
Incorporation by Reference.......................................................................      2
Forward-Looking Information......................................................................      3
Where You Can Find More Information..............................................................      3
Summary..........................................................................................      4
Risk Factors.....................................................................................      6
Use of Proceeds..................................................................................     12
Selling Stockholders.............................................................................     13
Plan of Distribution.............................................................................     15
Legal Matters....................................................................................     16
Experts..........................................................................................     17

                            ------------------------

                           INCORPORATION BY REFERENCE

       The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

       - Annual Report on Form 10-K for the year ended March 31, 2000 and related exhibits;

       -    Current Report on Form 8-K filed on July 20, 2000;

       -    Current Report on Form 8-K/A filed on September 20, 2000;

       -    Current Report on Form 8-K filed on January 2, 2001;

       - Quarterly Report on Form 10-Q for the quarters ended June 30, 2000 and September 30, 2000 and related exhibits;

       - Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2000 filed on November 29, 2000; and

       - The description of our capital stock contained in the Registration Statement on Form 8-A which was filed with the SEC on June 3, 1999.

       You may request these documents in writing or by telephone. We will provide to you, at no cost, a copy of any or all information incorporated by reference in the registration statement, of which this prospectus is a part. Requests should be directed to our Investor Relations Department at our principal offices which are located at 4 Technology Park Drive, Westford, MA 01886. You may contact our investor relations department by calling us at (978) 614-4000.

       You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.


                           FORWARD LOOKING INFORMATION

       This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933. This section provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statement as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in this prospectus or in any document incorporated by reference are forward-looking statements. In particular, the statements regarding industry prospects and our future results of operations or financial position are forward-looking statements. Forward-looking statements reflect our current expectations and are inherently uncertain. Our actual results may differ significantly from our expectations. The section entitled "Risk Factors" describes some, but not all, of the factors that could cause these differences.

       NetScout is a registered trademark, and the NetScout logo, nGenius, nGenius Application Service Level Manager, nGenius Real-Time Monitor, nGenius Capacity Planner are trademarks of NetScout Systems, Inc. All other trade names and trademarks referred to in this Registration Statement are the property of their respective owners.

                       WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy the registration statement on Form S-3 of which this prospectus is a part, as well as reports, proxy statements and other information filed by us, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of such material from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can call the SEC at 1-800-SEC-0330 for information regarding the operation of its Public Reference Room. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants, like us, that file electronically.

       This prospectus provides you with a general description of the common stock being registered. This prospectus is part of a registration statement that we have filed with the SEC. To see more detail, you should read the exhibits and schedules filed with, or incorporated by reference into, our registration statement.

                                     SUMMARY

       All selling stockholders were former stockholders of NextPoint Networks, Inc. The selling stockholders acquired the shares being offered in this prospectus as a result of the acquisition by us of NextPoint Networks, Inc. on July 7, 2000. All selling stockholders must deliver a prospectus to purchasers at or prior to the time of any sale of the common stock offered in this prospectus.

                             NETSCOUT SYSTEMS, INC.

       THIS BUSINESS OVERVIEW HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS, INCLUDING INFORMATION CONTAINED IN CERTAIN DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. THIS BUSINESS OVERVIEW DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION AND THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS, BEFORE MAKING AN INVESTMENT DECISION.

       NetScout designs, develops, manufactures, markets and supports a family of products that enable businesses and network service providers to manage proactively and to enhance the performance of computer networks, including the ability of computer networks to deliver critical business applications and content to end-users. Our nGenius Performance Management system monitors and provides information regarding the flow of software applications, including web-based and e-commerce applications, and content across the computer network, as well as the performance of the underlying computer network. Our nGenius Performance Management system consists of data collection tools and analysis and presentation software. Our data collection tools collect, aggregate and analyze comprehensive, infrastructure-wide information from a wide range of networked applications and technologies. Using this data, our analysis and presentation software provides specific and current information in an easy-to-use, graphical format allowing for in-depth, efficient and accurate evaluation of software applications and computer networks.

       Business enterprises increasingly rely on their software applications and computer networks as strategic assets that are essential to business operations. Even minor computer network malfunctions can result in significant business interruptions, lost revenue, decreased productivity and customer dissatisfaction. As a result, businesses are recognizing the critical importance of effective infrastructure performance management.

       To support the growing number of users and the demands of users for faster and more reliable computer network access, new computer network technologies and software products are continually being introduced. This has resulted in larger, highly-complex, geographically dispersed infrastructures that are very difficult to manage.

       Our nGenius Performance Management system provides a proactive, integrated approach to infrastructure performance management that enables businesses to understand, anticipate and address computer network, software application and content performance problems, while improving the alignment of their computer resources with their business strategies. We believe that our nGenius Performance Management system provides the most comprehensive infrastructure performance management system available through a single vendor. Our nGenius Performance Management system provides the following key functions:

       - REAL TIME MONITORING AND TROUBLESHOOTING - Allows current monitoring and trend analysis of network usage, performance and error conditions which helps network managers prevent network malfunctions. when network problems do occur, detailed information expedites troubleshooting to minimize the impact.

       - APPLICATION SERVICE LEVEL MONITORING/REPORTING - Measures and provides detailed, current information on computer network and software application response times. This information enables network managers to optimize network configuration and prioritize software applications.

       - CAPACITY PLANNING - Profiles and predicts computer network, software application and device traffic patterns to establish future network resource requirements. Allows network managers to make informed infrastructure spending decisions.

       - USAGE-BASED BILLING - Provides information on network usage by users, departments or applications. Enables allocation or billing of network costs according to network usage and a means of influencing network user behavior.

       NetScout's products are used by large companies and service providers, many of which are Fortune 500 businesses. Newly acquired technology from NextPoint Networks, Inc. has allowed us to extend further our nGenius Performance Management system into the enterprise and service provider markets.

       NetScout sells its products through indirect distribution channels and a direct sales force. Our relationship with Cisco Systems, Inc., our largest indirect channel partner, provides us with early insight into the development of networking technologies by Cisco, and incentives from Cisco to develop performance management products that align with those technologies. In addition, our relationship with Cisco includes close collaboration between the Cisco sales organization and ours to jointly identify opportunities and deliver solutions to customers. This collaboration enables us to have direct, ongoing relationships with the majority of our customers derived through Cisco.

       NetScout was incorporated in Massachusetts in June 1984 under the name Frontier Software Development, Inc. We were primarily an engineering consulting company until 1992 when we began developing the NetScout family of products. In April 1993, we reincorporated in Delaware and, in March 1997, we changed our name to NetScout Systems, Inc. Our principal offices are located at 4 Technology Park Drive, Westford, Massachusetts 01886, and our telephone number is (978) 614-4000.

                                  RISK FACTORS

       OUR OPERATING RESULTS AND FINANCIAL CONDITION HAVE VARIED IN THE PAST AND MAY IN THE FUTURE VARY SIGNIFICANTLY DEPENDING ON A NUMBER OF FACTORS. EXCEPT FOR THE HISTORICAL INFORMATION IN THIS REPORT, THE MATTERS CONTAINED IN THIS REPORT INCLUDE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE FOLLOWING FACTORS, AMONG OTHERS, COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN FORWARD-LOOKING STATEMENTS MADE IN THIS REPORT. ADDITIONAL RISKS THAT ARE NOT YET IDENTIFIED OR THAT WE CURRENTLY THINK ARE IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. SUCH FACTORS, AMONG OTHERS, MAY HAVE A MATERIAL ADVERSE EFFECT UPON OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, INCLUDING OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES.

A REDUCTION IN ORDERS FROM CISCO SYSTEMS, INC. WOULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

       Our operating results and financial condition for a particular fiscal period would be materially adversely affected if there is a substantial reduction in orders from Cisco Systems, Inc. or if we are unable to complete one or more Cisco orders planned for that period. We derive a significant portion of our revenue from Cisco, which distributes some of our products under its private label and incorporates some of our software in its products. Cisco accounted for 50% of our total revenue for the fiscal year ended March 31, 2000 and 56% of our total revenue for the six months ended September 30, 2000. Our future performance is significantly dependent upon Cisco's continued promotion of our products. Cisco has no obligation to purchase any products from us. Further, we do not control Cisco's distribution of our products, whether incorporated into Cisco's products or sold under private label. Finally, Cisco may decide to internally develop products that compete with our solution or partner with our competitors or bundle or sell competitors' solutions, possibly at lower prices. If our relationship with Cisco were terminated or adversely affected for any reason, our business, operating results and financial condition would be materially adversely affected.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE.

       Our quarterly revenue and operating results are difficult to predict and may fluctuate significantly from quarter to quarter. Most of our expenses, such as employee compensation and rent, are relatively fixed in the short term. Moreover, our expense levels are based, in part, on our expectations regarding future revenue levels. As a result, if revenue for a particular quarter is below our expectations, we may not be able to reduce operating expenses proportionately for that quarter, and therefore this revenue shortfall would have a disproportionately negative effect on our operating results for that quarter.

       Our quarterly revenue may fluctuate as a result of a variety of factors, many of which are outside our control, including the following:

       - the market for network and application performance management solutions is in an early stage of development and therefore demand for our solutions may be uneven;

       - the timing and receipt of orders from customers, particularly Cisco, especially in light of our lengthy sales cycle;

       - the timing and market acceptance of new products or product enhancements by us or our competitors;

       - distribution channels through which our products are sold could change;

       - the timing of hiring sales personnel and the speed at which such personnel become productive;

       - we may not be able to anticipate or adapt effectively to developing markets and rapidly changing technologies; and

       -    our prices or the prices of our competitors' products may change.

We operate with minimal backlog because our products typically are shipped shortly after orders are received. Therefore, product revenue in any quarter is substantially dependent on orders booked and shipped in that quarter and revenue for any future quarter is not predictable to any degree of certainty. Therefore, any significant deferral of orders for our products would cause a shortfall in revenue for that quarter.

OUR RELIANCE ON SOLE SOURCE SUPPLIERS COULD ADVERSELY AFFECT OUR BUSINESS.

       Many components that are necessary for the assembly of our probes are obtained from separate sole source suppliers or a limited group of suppliers. These components include some of our network interface cards, which are produced for us solely by SBS Technologies, Inc., SysKonnect, Inc. and Adaptec, Inc. Our reliance on sole or limited suppliers involves several risks, including a potential inability to obtain an adequate supply of required components and reduced control over pricing, quality and timely delivery of components. We do not generally maintain long-term agreements with any of our suppliers or large volumes of inventory. Our inability to obtain adequate deliveries or the occurrence of any other circumstance that would require us to seek alternative sources of these components would affect our ability to ship our products on a timely basis. This could damage relationships with current and prospective customers, cause shortfalls in expected revenue and materially adversely affect our business, operating results and financial condition.

OUR CONTINUED GROWTH DEPENDS ON OUR ABILITY TO EXPAND OUR SALES FORCE.

       We must increase the size of our sales force in order to increase our direct sales and support our indirect sales channels. Because our products are very technical, sales people require a long period of time to become productive, typically three to six months. This lag in productivity, as well as the challenge of attracting qualified candidates, may make it difficult to meet our sales force growth targets. Further, we may not generate sufficient sales to offset the increased expense resulting from growing our sales force. If we are unable to successfully expand our sales capability, our business, operating results and financial condition could be materially adversely affected.

OUR SUCCESS DEPENDS ON OUR ABILITY TO EXPAND AND MANAGE INDIRECT DISTRIBUTION CHANNELS.

       To increase our sales, we must further expand and manage our indirect distribution channels, including original equipment manufacturers, distributors, resellers, systems integrators and service providers. Sales to our indirect distribution channels accounted for 81% and 74% of our total revenue for the fiscal year ended March 31, 2000 and for the six months ended September 30, 2000, respectively. Sales to Cisco accounted for 51% and 56% of our total revenue for the fiscal years ended March 31, 2000 and for the six months ended September 30, 2000. Our indirect channel partners have no obligation to purchase any products from us. In addition, they could internally develop products, which compete with our solutions or partner with our competitors or bundle or resell competitors' solutions, possibly at lower prices. Our inability to expand and manage our relationships with our partners, the inability or unwillingness of our partners to effectively market and sell our products or the loss of existing partnerships could have a material adverse effect on our business, operating results and financial condition.

IF WE FAIL TO INTRODUCE NEW PRODUCTS AND ENHANCE OUR EXISTING PRODUCTS TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGE, DEMAND FOR OUR PRODUCTS MAY DECLINE.

       The market for network and application performance management solutions is relatively new and is characterized by rapid changes in technology, evolving industry standards, changes in customer requirements and frequent product introductions and enhancements. Our success is dependent upon our ability to meet our customers' needs, which are driven by changes in computer networking technologies and the emergence of new industry standards. In addition, new technologies may shorten the life cycle for our products or could render our existing or planned products obsolete. If we are unable to develop and introduce new network and application performance management products or enhancements to existing products in a timely and successful manner, it would have a material adverse effect on our business, operating results and financial condition.

WE FACE SIGNIFICANT COMPETITION FROM OTHER TECHNOLOGY COMPANIES.

       The market for network and application performance management solutions is intensely competitive. We believe customers make network management system purchasing decisions based primarily upon the following factors:

       -    product performance, functionality and price;

       -    name and reputation of vendor;

       -    distribution strength; and

       -    alliances with industry partners.

       We compete with probe vendors, such as Agilent Technologies, providers of network performance management solutions, such as Concord Communications, Inc. and Micromuse, Inc., and providers of portable network traffic analyzers, such as Network Associates, Inc. New vendors of network performance monitoring and enhancing equipment are emerging to compete with us, including Packeteer, Inc. In addition, leading network equipment providers could offer their own or competitors' solutions in the future. Many of our current and potential competitors have longer operating histories, greater name recognition and substantially greater financial, management, marketing, service, support, technical, distribution and other resources than we do. Therefore, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements.

       As a result of these and other factors, we may not be able to compete effectively with current or future competitors, which would have a material adverse effect on our business, operating results and financial condition.

THE SUCCESS OF OUR BUSINESS DEPENDS ON THE CONTINUED GROWTH IN THE MARKET FOR AND THE COMMERCIAL ACCEPTANCE OF NETWORK AND APPLICATION PERFORMANCE MANAGEMENT SOLUTIONS.

       We derive all of our revenue from the sale of products and services that are designed to allow our customers to manage the performance of computer networks and software applications. The market for network and application performance management solutions is in an early stage of development. Therefore, we cannot accurately assess the size of the market and may be unable to predict the appropriate features and prices for products to address the market, the optimal distribution strategy and the competitive environment that will develop. In order for us to be successful, our potential customers must recognize the value of more sophisticated network and application performance management solutions, decide to invest in the management of their networks and the performance of software applications and, in particular, adopt our management solutions. Any failure of this market to continue to develop would materially adversely affect our business, operating results and financial condition. Businesses may choose to outsource the management of their networks and applications to service providers. Our business may depend on our ability to develop relationships with these service providers and successfully market our products to them.

FAILURE TO PROPERLY MANAGE GROWTH COULD ADVERSELY AFFECT OUR BUSINESS.

       We have been experiencing a period of rapid growth over the past several years. We plan to continue to expand our business by hiring additional personnel. The growth in size and complexity of our business and our customer base has been and will continue to be a significant challenge to our management and operations. To manage further growth effectively we must enhance our financial and accounting systems and controls, integrate new personnel and manage expanded operations. If we are unable to effectively manage our growth, our costs, the quality of our products, the effectiveness of our sales organization, and our ability to retain key personnel, our business, operating results and financial condition could be materially adversely affected.

LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

       Our future success depends to a significant degree on the skills, experience and efforts of our co-founders Anil Singhal and Narendra Popat. We also depend on the ability of our other executive officers and senior managers to work effectively as a team. The loss of one or more of our key personnel could have a material adverse effect on our business, operating results and financial condition.

WE MUST HIRE AND RETAIN SKILLED PERSONNEL IN A TIGHT LABOR MARKET.

       Qualified personnel are in great demand throughout the computer software, hardware and networking industries. The demand for qualified personnel is particularly acute in the New England area due to the large number of software and high technology companies and the low unemployment in the region. Our success depends in large part upon our ability to attract, train, motivate and retain highly skilled employees, particularly sales and marketing personnel, software engineers, and technical support personnel. We have had difficulty hiring and retaining these highly skilled employees in the past. If we are unable to attract and retain the highly skilled technical personnel that are integral to our sales, marketing, product development and customer support teams, the rate at which we can generate sales and develop new products or product enhancements may be limited. This inability could have a material adverse effect on our business, operating results and financial condition.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.

       Our business is heavily dependent on our intellectual property. We rely upon a combination of copyright, trademark and trade secret laws and non-disclosure and other contractual arrangements to protect our proprietary rights. The reverse engineering, unauthorized copying or other misappropriation of our intellectual property could enable third parties to benefit from our technology without compensating us. Legal proceedings to enforce our intellectual property rights could be burdensome and expensive and could involve a high degree of uncertainty. In addition, legal proceedings may divert management's attention from growing our business. There can be no assurance that the steps we have taken to protect our intellectual property rights will be adequate to deter misappropriation of proprietary information, or that we will be able to detect unauthorized use by third parties and take appropriate steps to enforce our intellectual property rights. Further, we also license software from third parties for use as part of our products, and if any of these licenses were to terminate, we may experience delays in product shipment until we develop or license alternative software.

OTHERS MAY CLAIM THAT WE INFRINGE ON THEIR INTELLECTUAL PROPERTY RIGHTS.

       We may be subject to claims by others that our products infringe on their intellectual property rights. These claims, whether or not valid, could require us to spend significant sums in litigation, pay damages, delay product shipments, reengineer our products or acquire licenses to such third-party intellectual property. We may not be able to secure any required licenses on commercially reasonable terms or secure them at all. We expect that these claims will become more frequent as more companies enter the market for network and application performance management solutions. Any of these claims or resulting events could have a material adverse effect on our business, operating results and financial condition.

IF OUR PRODUCTS CONTAIN ERRORS, THEY MAY BE COSTLY TO CORRECT, REVENUE MAY BE DELAYED, WE COULD GET SUED AND OUR REPUTATION COULD BE HARMED.

       Despite testing by our customers and us, errors may be found in our products after commencement of commercial shipments. If errors are discovered, we may not be able to successfully correct them in a timely manner or at all. In addition, we may need to make significant expenditures of capital resources in order to eliminate errors and failures. Errors and failures in our products could result in loss of or delay in market acceptance of our products and could damage our reputation. If one or more of our products fails, a customer may assert warranty and other claims for substantial damages against us. The occurrence or discovery of these types of errors or failures could have a material adverse effect on our business, operating results and financial condition.

OUR SUCCESS DEPENDS ON OUR ABILITY TO EXPAND AND MANAGE OUR INTERNATIONAL OPERATIONS.

       Sales outside North America accounted for a significant portion of our total revenue for the fiscal year ended March 31, 2000 and for the six months ended September 30, 2000, respectively. We currently expect international revenue to continue to account for a significant percentage of total revenue in the future. We believe that we must continue to expand our international sales activities in order to be successful. Our international sales growth will be limited if we are unable to:

       -    expand international indirect distribution channels;

       -    hire additional sales personnel;

       -    adapt products for local markets; or

       -    manage geographically dispersed operations.

The major countries outside of North America, in which we do, or intend to do, businesses are the United Kingdom, Germany and Japan. Our international operations, including our operations in the United Kingdom, Germany and Japan, are generally subject to a number of risks, including:

       - failure of local laws to provide the same degree of protection against infringement of our intellectual property;

       - protectionist laws and business practices that favor local competitors;

       -    dependence on local indirect channel partners;

       -    multiple conflicting and changing governmental laws and regulations;

       -    longer sales cycles;

       -    greater difficulty in collecting accounts receivable;

       -    foreign currency exchange rate fluctuations; and

       -    political and economic instability.

OUR BUSINESS MAY BE NEGATIVELY AFFECTED BY OUR FAILURE TO SUCCESSFULLY INTEGRATE WITH NEXTPOINT OR TO RETAIN NEXTPOINT EMPLOYEES.

       On July 7, 2000 we acquired NextPoint Networks, Inc. The anticipated benefits of the merger may not be achieved unless, among other things, the operations, products, services and personnel of NextPoint are successfully combined with ours in a timely and efficient manner. If the anticipated benefits of the business combination are not achieved or are not achieved in a timely fashion, then the merger could have an adverse effect on our operating results for a significant period of time that cannot now be determined. Furthermore, the diversion of the attention of management, and any difficulties encountered in the transition process, could have an adverse impact on our revenues and operating results.

       Despite NetScout's efforts to retain key employees, NetScout may lose some of NextPoint's key employees following the merger. Competition for qualified management, engineering and technical employees in the computer software, hardware and networking industries is intense. Former NextPoint employees may decide that they do not want to work for a larger, publicly-traded company instead of a smaller, private company. In addition, competitors may recruit former NextPoint employees during the integration of NextPoint and us. We cannot provide any assurance that the combined enterprise will be able to attract, retain and integrate key employees following the merger.

RISKS ASSOCIATED WITH THIS OFFERING OF OUR COMMON STOCK

THE PRICE OF OUR COMMON STOCK AFTER THIS OFFERING MAY BE LOWER THAN THE PRICE YOU PAY IN THIS OFFERING.

       The market price of our common stock has been highly volatile and has fluctuated significantly since the initial public offering of our common stock on August 12, 1999. The market price of our common stock may continue to fluctuate significantly in response to a number of factors, some of which are beyond our control.

       The stock market in general has recently experienced extreme price and volume fluctuations. In addition, the market prices of securities of technology companies have been extremely volatile, and have experienced fluctuations that often have been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could adversely affect the market price of our common stock.

OUR EXECUTIVE OFFICERS, DIRECTORS AND AFFILIATES ARE ABLE TO CONTROL MATTERS REQUIRING STOCKHOLDER APPROVAL.

       Our executive officers, directors and affiliates together control a majority of the outstanding common stock. As a result, these stockholders, if they act together, will be able to control matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of NetScout, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of NetScout and might affect the market price of our stock.

                                 USE OF PROCEEDS

       We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. The principal purpose of this offering is to effect an orderly disposition of the selling stockholders' shares.

                              SELLING STOCKHOLDERS

       The following table sets forth the number of shares beneficially owned by each of the selling stockholders as of December 31, 2000 and the number of shares that may be offered by the selling stockholders pursuant to this prospectus. We have assumed, when calculating the numbers in the table, that all of the shares owned by each selling stockholder and offered pursuant to this prospectus will be sold.

       As of December 31, 2000, there were 29,409,328 shares of common stock outstanding.

                                                                         NUMBER OF               NUMBER OF              NUMBER OF
                                                                        SHARES OWNED          SHARES OFFERED           SHARES OWNED
                                                                         BEFORE THE             PURSUANT TO              AFTER THE
SELLING STOCKHOLDER                     POSITION                          OFFERING            THIS PROSPECTUS          OFFERING

A. Dana Callow, Jr.                                                          20,801                   20,801                -
Alan (Yuming) Huang                                                           1,174                    1,174                -
Albert A. Holman, III                                                        39,522                   39,522                -
Alexander Marks                                                                 291                      291                -
Allen Sweet                                                                   5,547                    5,547                -
Allyn C. Woodward, Jr.                                                        2,773                    2,773                -
Andrea Smith                                                                    145                      145                -
Andrew M. Levin                                                               2,798                    2,798                -
Baker Communications Fund, L.P.                                             803,691                  803,691                -
Boris Zuckerman                                                               1,165                    1,165                -
Bruce A. Kelley, Jr.                    Vice President, Engineering,        157,412                  157,412                -
                                            Service Level Management
Bruce Sweet                             Vice President, Engineering,        160,185                  160,185                -
                                                Capacity  Management
Cathleen A. Costello                                                          6,933                    6,933                -
Chestnut Investment
Associates 1997                                                              93,605                   93,605                -
Chestnut Partners, Inc.                                                      81,896                   81,896                -
Chih-Cheng Hsieh                                                                291                      291                -
Chuong H. Huynh                                                                 291                      291                -
Danny J. Hansen                                                               2,331                    2,331                -
David McAuliffe                                                              13,867                   13,867                -
E. Andrews Grinstead, III                                                     2,773                    2,773                -
Gary Snow                                                                       291                      291                -
Gev F. Daruwalla                                                              3,923                    3,923                -
H&D Investments II                                                            6,933                    6,933                -
High Street Partners, L.P.                                                   27,735                   27,735                -
Infonetics Research, Inc.                                                     1,399                    1,399                -
James M. Fitzgibbons                                                          6,933                    6,933                -
Jeffrey Mow                                                                     291                      291                -
John Burnham                                                                     46                       46                -

                                                                         NUMBER OF               NUMBER OF              NUMBER OF
                                                                        SHARES OWNED          SHARES OFFERED           SHARES OWNED
                                                                         BEFORE THE             PURSUANT TO              AFTER THE
SELLING STOCKHOLDER                     POSITION                          OFFERING            THIS PROSPECTUS          OFFERING
John Fulreader                                                                1,766                    1,766                -
John Hyde Fisher                                                              4,160                    4,160                -
John W. Spencer                                                               2,098                    2,098                -
Josef H. von Rickenbach                                                       8,320                    8,320                -
Juan Ardura                                                                     999                      999                -
Lisa Kane                                                                       233                      233                -
Mark Vaysman                                                                    524                      524                -
Michael DuCros                                                                6,933                    6,933                -
Peter San Giovanni                                                              233                      233                -
Polaris Venture Partners, L.P.                                              382,866                  382,866                -
Polaris Venture Partners
  Founders' Fund, L.P.                                                       22,216                   22,216                -
Rajesh D. Puranik                                                               833                      833                -
Ralph S. Dormitzer                                                           13,867                   13,867                -
Robert Darabant                                                               1,165                    1,165                -
Russell Waldman                                                                 291                      291                -
Silicon Valley Bank                                                          11,319                   11,319                -
Thomas F. Ryan, Jr.                                                           6,933                    6,933                -
Vincent Husovsky                                                                291                      291                -
Virginia M. Holman                                                           16,641                   16,641                -
William L. Maro                                                             162,959                  162,959                -
William S. Oglesby                                                            2,773                    2,773                -
William T. Sobo, Jr.                                                          2,773                    2,773                -
Yichuan Li                                                                      204                      204                -
TOTAL                                                                     2,095,439                2,095,439                -
-----

       The selling stockholders acquired their shares in connection with the acquisition of NextPoint Networks, Inc. by our wholly owned subsidiary, NetScout Service Level Corporation, on July 7, 2000. In the merger, NetScout issued shares of its common stock and cash in exchange for all of the capital stock of NextPoint. The acquisition was accounted for using the purchase method of accounting. In connection with the acquisition, we entered into a registration rights agreement with the NextPoint stockholders pursuant to which we agreed to register the shares issued to them in connection with the acquisition.

       The above table includes an aggregate of 314,887 shares of common stock beneficially owned by the selling stockholders (except for Silicon Valley Bank) that have been deposited in an escrow account pursuant to an escrow agreement dated as of July 7, 2000. The escrowed shares will be used to indemnify NetScout against losses resulting from breaches of the representations and warranties made by the NextPoint Networks, Inc. in the merger agreement. One-third of the escrowed shares that are not needed to cover pending claims made by NetScout will be released on July 7, 2001. The remaining escrowed shares will be released on January 7, 2002 less any shares that are needed to cover pending claims made by NetScout.


     103,027 shares held by each of Messrs. Kelley and Sweet, each an employee of NetScout, are subject to a holdback right of NetScout. Each of Messrs. Kelley and Sweet will be entitled to be distributed approximately 15% to 20% of their shares at the end of each calendar quarter (through June 30, 2002) if each of Messrs. Kelley or Sweet has remained continuously employed by NetScout through the end of each applicable calendar quarter, respectively. If either Messrs. Kelley or Sweet are terminated for cause, each will forfeit their respective right to be distributed any shares that are being heldback by NetScout at such time. If either Messrs. Kelley or Sweet are terminated without cause, terminate his own employment for good reason or dies or becomes disabled, each will be entitled to be distributed all of his respective shares subject to the holdback.

                              PLAN OF DISTRIBUTION

       The shares offered in this prospectus may be offered and sold from time to time for the accounts of the selling stockholders, including transferees of the selling stockholders so long as a transferee received 100,000 shares from a transferring selling stockholder and agreed to the terms and conditions of the Registration Rights Agreement dated July 7, 2000 by and among NetScout Systems, Inc. and certain security holders of NextPoint Networks, Inc.

       The selling stockholders will act independently of NetScout in making decisions with respect to the timing, manner and size of any sale. The selling stockholders may sell the shares:

       -    at then-prevailing prices and terms;

       -    at prices related to the then-current market price; or

       -    at negotiated prices.

       The sales may be made in the over-the-counter market, on the Nasdaq National Market, or on any exchange on which the shares are listed. The selling stockholders may sell the shares in one or more of the following types of transactions:

       - one or more block trades in which the broker or dealer will attempt to sell as agent or principal all or a portion of the shares held by the selling stockholder;

       - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

       - ordinary brokerage transactions and transactions in which a broker solicits purchasers;

       -    in negotiated transactions; or

       -    through other means.

       Subject to the restrictions imposed on them related to their employment by us, the selling stockholders may enter into hedging transactions when selling the shares. For example, the selling stockholders may:

       - sell shares short and redeliver such shares to close out their short positions;

       - enter into transactions involving short sales by the brokers or dealers;

       - enter into option or other types of transactions that require the selling stockholder to deliver shares to a broker or dealer, who then resells or transfer the shares under this prospectus; or

       - loan or pledge the shares to a broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

       The selling stockholders may effect sales through brokers, dealers or agents, who in turn may arrange for other brokers or dealers to participate. The brokers, dealers or agents may receive discounts, concessions, commissions or fees from the selling stockholders and/or purchasers of the shares in amounts to be determined prior to the sale. Under the federal securities laws, these brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" and any discounts, concessions or commissions received by them may be deemed to be "underwriting compensation" under the Securities Act if 1933, as amended. Because the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

       In addition to selling the shares, the selling stockholders may:

       - sell their shares under Rule 144 of the Securities Act, if the transaction meets the requirements of Rule 144;

       - transfer the shares by gift, distribution or other transfer not involving market makers or established trading markets; or

       - agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

       The selling stockholders are not subject to any underwriting agreement. The selling stockholders, or any parties who receive the shares from the selling stockholders by way of a gift, donation, distribution or other transfer, may sell the shares covered by this prospectus.

       NetScout will pay all expenses incident to the offering and sale of the shares to the public other than any discounts, concessions, commissions or fees of underwriters, brokers, dealers or agents.

       Some states require that any shares sold in that state only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that there exists an exemption from the registration or qualification requirements and that the issuer has complied with the exemption.

       We intend to maintain the effectiveness of this prospectus until July 7, 2002 or such period as is required to satisfy our obligations under the registration rights agreement among the selling stockholders and us. We may suspend the selling stockholders' rights to resell shares under this prospectus.

       We have informed the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling stockholders and their respective affiliates. In addition, we will make copies of this prospectus available to each of the selling stockholders and shall inform them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

       We will not receive any proceeds from this offering. The selling stockholders will pay or assume brokerage commissions or other charges and expenses incurred in the resale of the shares.

                                  LEGAL MATTERS

       The legality of the shares offered in this prospectus is being passed upon for us by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. As of the date of this prospectus, certain attorneys with the firm of Testa, Hurwitz & Thibeault, LLP beneficially own an aggregate of 800 shares of our common stock.

                                     EXPERTS

       The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of NetScout Systems, Inc. for the year ended March 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

       The consolidated financial statements of NextPoint Networks, Inc. as of December 31, 1999 and 1998 and for each of the two years ended December 31, 1999 incorporated in this Prospectus by reference to Amendment No. 1 of the Current Report on Form 8-K, as filed on September 20, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       The following table sets forth an estimate of the expenses we expect to incur and pay in connection with the issuance and distribution of the securities being registered:

Registration Fee -- Securities and Exchange Commission........................................... $  5,170

Nasdaq Additional Listing Fee....................................................................   21,000

Accounting Fees and Expenses.....................................................................   10,000

Legal Fees and Expenses..........................................................................   25,000

Miscellaneous....................................................................................    1,000

TOTAL............................................................................................ $ 62,170

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       The Delaware General Corporation Law and the Company's charter and by-laws provide for indemnification of the Company's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to our charter filed as an exhibit to our registration statement on Form S-1 (No. 333-76843) and to our by-laws filed as an exhibit to our Annual Report on Form 10-K for the year ended March 31, 2000, both of which are incorporated herein by reference.

       Reference also is hereby made to Section 2.4 of the Registration Rights Agreement filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated July 7, 2000, filed on July 20, 2000, for a description of indemnification arrangements between the Company and the Selling Stockholders, pursuant to which the Selling Stockholders are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

       In addition, the Company has an existing directors and officers liability insurance policy.

ITEM 16. EXHIBITS.

EXHIBIT NO.                                          ITEM AND REFERENCE
-----------                                          ------------------
  2         --   Agreement and Plan of Reorganization, dated June 13, 2000, by and among NetScout Systems, Inc.,
                 NetScout Service Level Corporation, NextPoint Networks, Inc. and certain stockholders of NextPoint
                 Networks, Inc. (filed as Exhibit 2.1 to the Company's Current Report on Form 8-K filed on July 20,
                 2000 and incorporated by reference herein)

  4         --   Registration Rights Agreement dated as of July 7, 2000, by and among NetScout Systems, Inc., certain NextPoint stockholders, certain NextPoint Warrant Holders and Silicon Valley

                 Bank (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed on July 20, 2000 and incorporated by reference herein)

  5.1       --   Legal Opinion of Testa, Hurwitz & Thibeault, LLP (filed herewith)

 23.1       --   Consent of PricewaterhouseCoopers LLP (filed herewith)

 23.2       --   Consent of PricewaterhouseCoopers LLP (filed herewith)

 23.3       --   Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1)

 24         --   Power of Attorney (contained on signature page)

ITEM 17. UNDERTAKINGS.

       We hereby undertake:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial BONA FIDE offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
            Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of NetScout pursuant to the foregoing provisions, or otherwise, NetScout has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, NetScout will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, NetScout certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westford, in the Commonwealth of Massachusetts, on this 2nd day of January, 2001

                                       NETSCOUT SYSTEMS, INC.


                                       By: /s/ ANIL K. SINGHAL
                                          ------------------------------------
                                           Anil K. Singhal
                                           President and Chief Executive Officer
                                           (Principal Executive Officer)

                        POWER OF ATTORNEY AND SIGNATURES

       We, the undersigned officers and directors of NetScout Systems, Inc., hereby severally constitute and appoint Anil K. Singhal, Narendra Popat and David Sommers, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any amendments to this registration statement on Form S-3 (including post-effective amendments), any Rule 462(b) registration statements and any amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable NetScout Systems, Inc., to comply with the provisions of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and all amendments thereto.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

     SIGNATURE                                       TITLE                                   DATE
 /s/ ANIL K. SINGHAL                  President and Chief Executive Officer               January 2, 2001
-------------------------------       (Principal Executive Officer)
Anil K. Singhal

/s/ NARENDRA POPAT                    Chairman of the Board                               January 2, 2001
-------------------------------
Narendra Popat

/s/ DAVID P. SOMMERS                  Vice President and Chief Financial Officer          January 2, 2001
-------------------------------       (Principal Financial and Accounting Officer)
David P. Sommers

/s/ JOSEPH G. HADZIMA, JR.            Director                                            January 2, 2001
-------------------------------
Joseph G. Hadzima, Jr.

/s/ KENNETH T. SCHICIANO              Director                                            January 2, 2001
-------------------------------
Kenneth T. Schiciano

/s/ JOHN R. EGAN                      Director                                            January 2, 2001
-------------------------------
John R. Egan

                                      Director                                            January 2, 2001
-------------------------------
Vincent Mullarkey

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                                    DESCRIPTION OF EXHIBIT
-------                                   ----------------------
     2      Agreement and Plan of Reorganization, dated June 13, 2000, by and among NetScout Systems, Inc.,
            NetScout Service Level Corporation, NextPoint Networks, Inc. and certain stockholders of NextPoint
            Networks, Inc. (filed as Exhibit 2.1 to the Company's Current Report on Form 8-K filed on July 20, 2000 and incorporated by reference herein)

     4      Registration Rights Agreement dated as of July 7, 2000, by and among NetScout Systems, Inc., certain
            NextPoint stockholders, certain NextPoint Warrant Holders and Silicon Valley Bank (filed as Exhibit
            10.1 to the Company's Current Report on Form 8-K filed on July 20, 2000 and incorporated by reference herein)

     5.1    Legal Opinion of Testa, Hurwitz & Thibeault, LLP (filed herewith)

    23.1    Consent of PricewaterhouseCoopers LLP (filed herewith)

    23.2    Consent of PricewaterhouseCoopers LLP (filed herewith)

    23.3    Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1)

    24      Power of Attorney (contained on signature page)